Exhibit 10.3

SYSOREX GLOBAL HOLDINGS CORP

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of November 12, 2015 and effective as of November 1, 2015 by and between Sysorex Global Holdings Corp., a Nevada corporation (“Company”), and Thomas L. Steding, an individual (“Consultant”), having its principle place of business at 3920 Eagle Rock Road, Box 205, Homewood, CA 96141.

Consultant and Company agree as follows:

1.            Services and Payment. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with the applicable statement of work, a form of which is attached as Exhibit A hereto, which will be executed by both parties (“Statement of Work”). Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Consultant or by employees of Consultant and only those such employees who have been approved in writing in advance by Company (“Consultant Personnel”). Consultant agrees that it will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.

2.            Ownership; Rights; Proprietary Information; Publicity.

a.            Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”). Consultant will promptly disclose and provide all Inventions to Company and will keep adequate and current written records of all Inventions, which records shall be available to and shall remain the sole property of Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant represents, warrants, and covenants that Consultant has obtained or will obtain, prior to having any particular Consultant Personnel perform Services, an assignment of such Consultant Personnel’s rights in Inventions as needed to give effect to Company’s ownership as contemplated above; provided that no assignment is made that extends beyond what would be allowed under applicable law, if Consultant was an employee of Company. Consultant shall assist Company (and, where applicable, shall cause Consultant Personnel to assist Company), at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b.            Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, computer programs, technical drawings, algorithms, know-how, trade secrets, formulas, processes, ideas, inventions (whether patentable or not), improvements, schematics, customer lists and customer information, suppliers and supplier information, pricing information, product development, sales and marketing plans and strategies, personnel information, and other technical, business, financial, customer and product information), Consultant learns, develops or obtains in connection with the Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this Section 2.b with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination or as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c.             If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

d.             Consultant represents that his performance of all terms of this Agreement as a consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant prior or subsequent to the commencement of Consultant's consultant relationship with the Company, and Consultant will not disclose to the Company, or use, any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. Consultant will not induce the Company to use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party.

e.             Consultant recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant's work for the Company consistent with the Company’s agreement with such third party.

3.            Warranty and other Obligations. Consultant warrants that: (i) the Services will be free from material defects and performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and (iii) Consultant has the full right to allow it to provide Company with the assignments and rights provided for herein and, in addition, Consultant will have each person who may be involved in any way with, or have any access to, any Services or Proprietary Information will enter into (prior to any such involvement or access) a binding agreement for Company’s benefit that contains provisions at least as protective as those contained herein; (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect. To the maximum extent permitted by law, Consultant shall unconditionally indemnify, hold harmless and defend Company and all of its directors, officers, employees, and agents from and against all claims, losses, injury, damage, withholdings and legal liability, including attorney’s fees and litigation costs, caused by the negligence, fault, error or omission of Consultant, its agents or representatives. Such indemnity shall extend to all claims, losses, injury, damage, withholdings and legal liability arising from or related to any infringement or violation of any patent, copyright, trade secret, license or other property or contractual right of any third party.

4.            Term and Termination. This Agreement shall commence upon the Effective Date until October 31, 2016, which may be extended by the Company in writing. Company may terminate this agreement at any time without notice if Consultant breaches a material provision of this Agreement. Company also may terminate this Agreement at any time, upon 45 calendar days’ written notice but Company shall upon such termination pay Consultant all unpaid, undisputed amounts due for the Services, completed prior to the notice of such termination. Consultant may terminate with 30 calendar days’ written notice. Section 2 through 10 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Consultant.

5.            Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any provision hereof, Consultant is an independent contractor, and neither Consultant nor any Consultant Personnel is an employee, agent, partner or joint venturer of Company, and neither Consultant nor any Consultant Personnel shall bind or attempt to bind Company to any contract. Consultant shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Consultant, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. Neither Consultant nor any Consultant Personnel shall be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant or any Consultant Personnel. Consultant will be solely responsible for the performance of all Consultant Personnel, for compensating such Consultant Personnel, and for complying with all laws and regulations applicable to its relationships with such Consultant Personnel. Without limiting the foregoing, Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Consultant agrees to indemnify Company from all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, because of the foregoing or any breach of this Section 5. If Consultant is a corporation, it will ensure that its employees and agents are bound in writing to Consultant’s obligations under this Agreement.

6.            Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may assign its rights and obligations under this Agreement in whole or part.

7.            Notice. All notices under this Agreement shall be in writing and shall be deemed given when delivered by hand or professional courier or express delivery service or confirmed fax to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

8.            Non-Solicitation; Conflict of Interest. As additional protection for Proprietary Information, Consultant agrees that during the period over which it is to be providing the Services: (i) and for one (1) year thereafter, Consultant will not directly or indirectly encourage or solicit any employee or consultant of Company to leave Company for any reason; and (ii) Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company. Without limiting the foregoing, Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of Consultant’s obligation under this Agreement or otherwise.

9.            Publicity. Consultant shall make no public announcements or engage in any marketing or promotion concerning this Agreement or the work performed hereunder without the advance written consent of Company, which consents, shall not be unreasonably withheld.

10.          Governing Law. Venue. This Agreement shall be governed by and construed in accordance with the laws of the state of California. The venue of any such litigation or dispute between the parties shall be in San Mateo County, California.

11.          Miscellaneous. This Agreement sets forth the entire and exclusive understanding of the parties with respect to the subject matter hereof, and supersedes and merges all prior and contemporaneous agreements or understandings, whether written or oral, with respect to its subject matter. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have entered into this Consulting Agreement as of the Effective Date.

SYSOREX GLOBAL HOLDING CORP.	CONSULTANT

/s/ Nadir Ali	/s/ Thomas L. Steding
Signature	Signature

Nadir Ali	Thomas L. Steding
Name	Name

CEO	Consultant
Title	Title

November 12, 2015	November 12, 2015
Date	Date

EXHIBIT A

Statement of Work

This Statement of Work is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of November 12, 2015 by and between Company and Consultant.

SERVICES

Consultant will report to the CEO. Services include providing guidance on general management and leadership, cultural practices and reinforcement, marketing strategy and positioning, product development best practice, weekly control practices, executive development, and the like.

FEES /EXPENSES

Consultant will be paid $5,000 per month by the 5th day of each month during which services will be provided.

All expenses in excess of $500 must be pre-approved in writing by a member of the Company’s executive management. An itemized expense statement must be submitted including substantiating receipts. All expenses will be reimbursed in accordance with the Company’s Travel and Entertainment Policy attached hereto as Exhibit B.

On the 1st day of each month, the Consultant shall issue an invoice to Company relating to (i) the fees for services to be rendered by the Consultant for the current month and (ii) the reimbursable expenses incurred by the Consultant in connection with the Services during the prior month.

Consultant will receive a one-time grant of 50,000 stock options subject to the terms and conditions of the Company's stock option plan and stock option agreement. The options will vest at a rate of 1/48th of the number of option shares for each month of the Consultant’s continuous service to the Company starting on the date of grant by the board of directors.

IN WITNESS WHEREOF, the undersigned have entered into this Statement of Work as of the Effective Date.

SYSOREX GLOBAL HOLDINGS CORP.	CONSULTANT

/s/ Nadir Ali	/s/ Thomas L. Steding
Signature	Signature

Nadir Ali	Thomas L. Steding
Name	Name

CEO	Consultant
Title	Title

November 12, 2015	November 12, 2015
Date	Date

EXHIBIT B

Travel and Entertainment Policy

Travel and Entertainment

Expense Policy*

Effective: December 15, 2014

This policy is designed as a guideline for employees as it relates to expenses incurred for Company travel and entertainment. This policy is in keeping with the Company’s continuing effort to control expenses and is consistent with the practices of most organizations our size.

It is the Company’s policy to reimburse employees for ordinary and necessary expenses incurred while traveling or entertaining on company business or incurred in connection with a specific authorized business activity. All employees are expected to apply these guidelines on a reasonable yet conservative basis, consistent with normal living standards, and where this policy is silent, to exercise good business judgment.

Employees are responsible for ensuring that expenses incurred and submitted for reimbursement are, by policy, allowable business expenses. Managers are required to ensure that the policy is understood and followed by all concerned, which includes ongoing review of their employees’ travel expenses, and credit card charges.

The Company strongly encourages the use of travel discounts when making travel arrangements. Travelers are expected to obtain the lowest available airfare that reasonably meets business travel needs.

Employees will be reimbursed based on timely filed, accurate expense reports. Each expense must be listed separately with the appropriate substantiating receipt attached. We must have the actual receipt from the hotel, car rental agency, airline, restaurant, etc. We cannot accept a credit card statement only showing the total charge.

TRAVEL EXPENSES

Airfare: Air travel reservations should be booked based on cost and expediency. For domestic air travel, all employees should fly coach at the lowest possible fare up to one stop and with layovers of no more than two hours. For international air travel, all employees should fly coach at the lowest possible non-stop fare. The Company will only reimburse for a first checked bag. The Company will not reimburse on-board food and beverage for flights less than 4 hours. Travel that is billable to a customer must follow the expense policies of the customer.

Lodging: Lodging accommodations should be reserved online for single occupancy at lowest cost room, nearest to airport or within 5 miles of designated location. The Company will not reimburse for hotel services such as laundry, movie, etc. As a matter of course, the traveler’s credit card will guarantee hotel accommodations for late arrival. Employees are responsible for canceling hotel rooms and must obtain a cancellation number from the hotel.

Parking: Airport parking reimbursements must be reasonable. Since parking at an airport garage is generally more expensive than parking in shuttle lots, we encourage you to park in a less expensive shuttle lot if possible.

Rental Vehicles (car rental, taxi, Zip car, Uber and shuttle): The method of transportation is dependent upon the location, duration and nature of the business trip. Travelers are expected to use their best judgment as to the method chosen based on business needs and cost. For car rental, a compact car is the standard size of vehicle for Company travel. If three (3) or more employees are traveling together, a mid-size car should be requested. Travelers must refuel a rental car before returning the vehicle to the rental agency to avoid service fees and more expensive fuel rates. Receipts are required to support all rental vehicle expenses, regardless of type.

In the event of an accident the employee must notify the appropriate Division Controller immediately. Follow the accident instructions listed in the rental car company's rental agreement.

Automobile Mileage: Employees who are required to use their own automobile for business purposes and are not on a monthly auto allowance plan, will be reimbursed at the current Internal Revenue Service (IRS) mileage rate for business- related mileage. Employees must provide documentation including the date of travel, miles traveled, to and from location, and the purpose of each trip that required use of their personal vehicle. Personal commute miles are not reimbursable (i.e., an employee commute from home to the office is not reimbursable).

Travel and Entertainment

Expense Policy*

Effective: December 15, 2014

Tolls and Parking: All business related tolls and parking expenses are reimbursable. Receipts are required.

Meals and Entertainment: In order to be tax-deductible, expenses must be ordinary, necessary and directly related or associated with the active conduct of Company business. For tax purposes, it is very important to properly document expenses and substantiate the following items: the date, the place (name and location), a description of the meal or entertainment, the business purpose and the business relationship of the persons entertained (client or employee, name, occupation, title, etc.). Expenses exceeding $50 per day for daily meals will be considered an exception and the reason should be noted.

Employee Working Meals, such as working lunches or department outings must be approved in advance by VP or above on a case by case basis.

Other Gratuities: Tips for services furnished by porter, bellhops, etc., are also reimbursable, and should be classified under the appropriate account (Hotel for bellhop tips, Auto for taxi tips, etc.). In these instances, the gratuity must not exceed 20% of the bill excluding tax. The receipt requirement is waived but must be documented accordingly on the employee expense report.

Gifts: All gifts require CEO or CFO approval.

Non-reimbursable Expenses: Airline club memberships, airline upgrades, child-care, babysitting, house-sitting, pet- sitting/kennel charges, commuting between home and office, in-room movies, personal donations or gifts, unauthorized attendance at conventions, seminars and conferences, personal postage or telephone calls, personal reading material, insurance, repairs or maintenance on a personal automobile, airline or other travel insurance, costs incurred by traveler’s failure to cancel travel or hotel reservations in a timely fashion, haircuts and personal grooming, parking fines or traffic tickets, laundry and dry cleaning, health club facilities, towing costs, sightseeing, personal side trips or other form of personal entertainment, lost or stolen personal belongings and other expenses not directly related to the business travel. No reimbursement of expenses incurred by spouses, domestic partners, or guests will be reimbursed.

EMPLOYEE EXPENSE REPORTS

Submitting an expense report is not only a request for reimbursement, it is a representation that the expenditures are in full compliance with Company policy and contain the documentation and support required for tax purposes. The employee is responsible for timely submission of expense reports and that the expenditures submitted are, by policy, allowable business expenses. Each manager must ensure that this policy is understood and followed by all concerned.

Receipts are required for reimbursement of individual travel-related expenses and all other reimbursements regardless of the dollar amount. The exception to this rule is reimbursement of up to $5.00 for miscellaneous expenses such as tipping at airports and hotels. The receipts required are based in part on IRS rules and regulations. Please be aware that expenses that are reimbursed to employees, but later disallowed by the IRS, are considered taxable income to the employee.

Reimbursement: Every Employee Expense Report received will be reviewed by Accounting for accuracy of calculations and presence of all required receipts. If an error is discovered in the calculation of the reimbursable amount, a receipt is missing, or an expense is deemed “non-reimbursable” due to non-compliance with this policy, the amount reimbursed to the employee will be the revised total, net of any of these items. If the reimbursed amount is different from that on the submitted Employee Expense Report, a form detailing the adjustments will be forwarded to the employee.

Travel and Entertainment

Expense Policy*

Effective: December 15, 2014

GENERAL GUIDELINES

Employees must file expense reports no later than 5 days following the end of the month in which the expenses are incurred. Payment of reimbursable expenses will be made to the employee within 15 working days of receipt by Accounting. Expenses submitted for reimbursement more than 2 months after being incurred will not be reimbursed.

Cell Phone Use While Driving - Employees must use a hands-free device while driving.

Conference Registration Fees – Conference registration must be approved in advance by VP or above on a case by case basis. Registration fees can be prepaid with a credit card or check through the Accounting Department. Business related banquets or meals that are considered part of the conference can be paid with the registration fees; however, such meals must be deducted from the traveler’s per diem allowance.

* EMPLOYEES WORKING ON GOVERNMENT PROJECTS MUST FOLLOW JOINT TRAVEL REGULATIONS (JTR)